Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent the use of our auditor’s report dated February 25, 2022 with respect to the combined consolidated financial statements of Excell Battery Canada Inc. and 656700 B.C. Ltd. as at December 12, 2021 and for the period from February 1, 2021 to December 12, 2021, included in the Current Report on Form 8-K of Ultralife Corporation dated February 28, 2022, as filed with the United States Securities and Exchange Commission (“SEC”).

/s/ MNP LLP

Chartered Professional Accountants

February 28, 2022

Vancouver, Canada